Exhibit 99.1

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
(800) 579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES ANNOUNCES FOURTH QUARTER RESULTS

COMPANY PROVIDES FY 2006 EARNINGS GUIDANCE

--Fourth Quarter Net Income Increases To $0.68 Per Diluted Share--
--Full Year Net Income Increases To $1.90 Per Diluted Share--

HOUSTON, TX, March 9, 2006 -- Stage Stores, Inc. (Nasdaq: STGS) today reported its financial results for the fourth quarter and fiscal year ended January 28, 2006.

The Company reported that its total sales for the fourth quarter increased 7.6% to $418.6 million compared to $389.0 million last year, and its comparable store sales increased 5.6% versus an increase of 4.0% last year. Net income for the fourth quarter was $19.7 million, or $0.68 per diluted share, as compared to net income of $18.6 million, or $0.62 per diluted share, in the prior year period.

Commenting on fourth quarter results, Jim Scarborough, Chairman and Chief Executive Officer, stated, "Solid customer demand for our merchandise assortments during the holiday shopping period, coupled with strong comparable store sales gains in Louisiana and Mississippi, where those impacted by hurricanes Katrina and Rita continued to replenish their wardrobes, contributed to our 5.6% comparable store sales gain for the fourth quarter. Our higher sales and lower diluted share count versus last year contributed to a 9.7% increase in our diluted earnings per share, advancing to $0.68 from $0.62 in the prior year period."

For the 2005 fiscal year, total sales increased 8.1% to $1,344.1 million from $1,243.9 million in fiscal 2004, and comparable store sales increased 5.4% versus an increase of 2.5% last year. Net income for the 2005 fiscal year was $55.9 million, or $1.90 per diluted share, as compared to net income of $51.4 million, or $1.72 per diluted share, for the prior year.

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Stage Stores Announces
Fourth Quarter Results
Page - 2

Commenting on the full year results, Mr. Scarborough stated, "Despite the enormous challenges that were thrown at us by Mother Nature, all in all, 2005 was a very successful year. We posted record sales, and achieved double-digit diluted earnings per share growth. In addition, most of our major merchandise categories achieved comparable store sales gains. In particular, our women's special sizes areas experienced exceptional growth, posting a 14.8% comparable store sales increase, and our accessories departments followed closely, with a strong 12.9% increase. Additionally, each of our small, mid-size and large market store groups posted positive comparable store sales results for the year."

Mr. Scarborough further stated, "We moved a step closer in narrowing the sales per square foot gap between our Stage and Peebles Divisions. In fact, we exceeded our goal of improving the sales productivity at our Peebles Division, as their full year sales increased by $6 per weighted average selling square foot over last year's level. We also increased the potential productivity and processing capacity of our South Hill, Virginia distribution center through the addition of new sortation equipment, and a new warehouse management system. As a result, we were able to close our Knoxville, Tennessee distribution center and consolidate their operations into our South Hill facility. We had a very successful introductory two-store launch of Clinique, by Estee Lauder in our Stage Division, and we will be increasing our door count with them during 2006. With regard to store growth, during the year, we opened 36 new stores and entered 2 new states. Unfortunately, we had to close 4 stores due to damage that they sustained during hurricanes Katrina and Rita, but we currently plan to reopen 3 of these affected stores shortly, with 1 reopening in March, 1 in April and 1 in May. Lastly, we completed a three-for-two stock split, initiated a quarterly cash dividend of 2.5 cents per share, and spent $48.7 million buying back 1.8 million shares of our common stock."

Mr. Scarborough continued, "While we clearly had an impressive list of accomplishments and milestones in 2005, we could not have accomplished so much without the help of our 13,000 valued Stage associates. They performed with diligence and dedication throughout the year, and our accomplishments are a result of their outstanding levels of customer service and caring."

Mr. Scarborough concluded, "As we enter 2006, we have already made some important strides. We acquired B.C. Moore & Sons on February 27th, and we currently plan to convert 69 of the 78 acquired locations into Peebles stores. In addition, we plan to open 35 organic new stores, reopen a store that we lost our lease on last year, and reopen 3 of our hurricane-damaged stores, for a total of 108 new stores this year, which is a significant growth milestone for our company. We've further strengthened our management team with the addition of Andy Hall, former Chairman of Foley's, as our President and Chief Operating Officer. We also promoted two of our senior executives to key roles within our Stage and Peebles Divisions.

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Stage Stores Announces
Fourth Quarter Results
Page - 3

Lastly, we announced that we will be moving to the New York Stock Exchange on March 16th and will trade under the symbol "SSI". Our plates will be full in 2006, but as always, we remain intensely focused on providing our customers with an exceptional shopping experience, and to producing the best possible returns for our shareholders."

Fiscal 2006 - First Quarter and Full Year Outlook

1st Quarter 2006:
The Company provided the following guidance for the first quarter ending April 29, 2006:

	1Q 2006 OUTLOOK			1Q 2005 ACTUAL
Sales ($mm)	$315.0	-	$321.0	$310.1

Net Income ($mm)	$19.2	-	$20.2	$20.5

Diluted EPS	$0.66	-	$0.69	$0.68

Diluted Shares (m)	29,200			29,973

In issuing its first quarter 2006 guidance, the Company provided the following additional information:
•	Comparable store sales assumption - low single digits
•	Assumed impact of stock option expensing and the increase in expense associated with other long-term incentive equity awards - $0.02 per share
•
The outlook does not yet include the projected impact from the acquired B.C. Moore stores. The Company expects to update guidance along with the March sales release, which is scheduled for April 6th, to include the effects of this transaction.

FY 2006:
The Company provided the following guidance for the 2006 fiscal year ending February 3, 2007:

	FY 2006 OUTLOOK			FY 2005 ACTUAL
Sales ($mm)	$1,407.0	-	$1,435.0	$1,344.1

Net Income ($mm)	$58.0	-	$61.5	$55.9

Diluted EPS	$2.00	-	$2.12	$1.90

Diluted Shares (m)	29,000			29,370

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Stage Stores Announces
Fourth Quarter Results
Page - 4

In issuing its fiscal 2006 guidance, the Company provided the following additional information:
•	Comparable store sales assumption - low single digits
•	Assumed impact of stock option expensing and the increase in expense associated with other long-term incentive equity awards - $0.08 per share
•
The outlook does not yet include the projected impact from the acquired B.C. Moore stores. The Company expects to update guidance along with the March sales release, which is scheduled for April 6th, to include the effects of this transaction.

•
Fiscal 2006 will have an extra week (53rd week). The expected impact of the 53rd week is an increase in sales in the 4th quarter and full fiscal year of from $16.5 - $17.5 million, while the expected impact of the 53rd week on net earnings for the 4th quarter and full year is nil, as operating results for that week are expected to be at an approximate break-even level.

Conference Call Information

The Company will host a conference call today at 8:30 a.m. Eastern Time to discuss the fourth quarter results. Interested parties can participate in the Company's conference call by dialing 703-639-1316. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Company's web site at www.stagestores.com and then clicking on Investor Relations, then Webcasts, then the webcast link. A replay of the conference call will be available online until midnight on Friday, March 17, 2006.

About Stage Stores

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities. The Company currently operates 194 Bealls, 48 Palais Royal and 134 Stage stores throughout the South Central states, and operates 174 Peebles stores throughout the Midwestern, Southeastern, Mid-Atlantic and New England states. On February 27, 2006, the Company purchased B.C. Moore & Sons, Inc., and acquired 78 retail locations. The Company currently plans to convert 69 of the acquired stores to its Peebles name and format, in phases, beginning in mid July. For more information about Stage Stores, visit the Company's web site at www.stagestores.com.

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Stage Stores Announces
Fourth Quarter Results
Page - 5

"Safe Harbor" Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's outlook and expectations for the first quarter of the 2006 fiscal year and for the full 2006 fiscal year, comments regarding the Company's store opening plans for the 2006 fiscal year, and comments regarding the number of acquired B.C. Moore stores to be converted into Peebles stores. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 28, 2005, in the Company's Quarterly Report on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

(Tables to Follow)

Stage Stores, Inc.
Condensed Consolidated Statements of Income
(in thousands, except earnings per share)
(unaudited)

	Thirteen Weeks Ended
	January 28, 2006		January 29, 2005
	Amount	% to Sales	Amount	% to Sales (1)

Net sales	$418,566	100.0%	$389,025	100.0%
Cost of sales and related buying, occupancy
and distribution expenses	304,792	72.8%	282,717	72.7%
Gross profit	113,774	27.2%	106,308	27.3%
Selling, general and administrative expenses	81,399	19.4%	76,433	19.6%
Store opening costs	223	0.1%	611	0.2%
Interest expense, net of interest income
of $8 and $0, respectively	873	0.2%	684	0.2%
Income before income tax	31,279	7.5%	28,580	7.3%
Income tax expense	11,573	2.8%	9,970	2.6%
Net income	$19,706	4.7%	$18,610	4.8%

(1) Percentages may not foot due to rounding.

Basic and diluted earnings per share data:
Basic earnings per share	$0.74		$0.68
Basic weighted average shares outstanding	26,462		27,223

Diluted earnings per share	$0.68		$0.62
Diluted weighted average shares outstanding	28,936		29,793

Stage Stores, Inc.
Condensed Consolidated Statements of Income
(in thousands, except earnings per share)
(unaudited)

	Fifty-two Weeks Ended
	January 28, 2006		January 29, 2005
	Amount	% to Sales	Amount	% to Sales (1)

Net sales	$1,344,100	100.0%	$1,243,851	100.0%
Cost of sales and related buying, occupancy
and distribution expenses	952,680	70.9%	884,291	71.1%
Gross profit	391,420	29.1%	359,560	28.9%
Selling, general and administrative expenses	296,543	22.1%	274,265	22.0%
Store opening costs	3,210	0.2%	2,172	0.2%
Interest expense, net of interest income
of $226 and $87, respectively	2,958	0.2%	2,515	0.2%
Income before income tax	88,709	6.6%	80,608	6.5%
Income tax expense	32,822	2.4%	29,220	2.3%
Net income	$55,887	4.2%	$51,388	4.1%

(1) Percentages may not foot due to rounding.

Basic and diluted earnings per share data:
Basic earnings per share	$2.07		$1.87
Basic weighted average shares outstanding	27,046		27,423

Diluted earnings per share	$1.90		$1.72
Diluted weighted average shares outstanding	29,370		29,838

Stage Stores, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par values)
(unaudited)

	January 28, 2006	January 29, 2005
ASSETS
Cash and cash equivalents	$33,683	$40,455
Merchandise inventories, net	283,665	281,588
Current deferred taxes	24,270	24,031
Prepaid expenses and other current assets	36,076	22,278
Total current assets	377,694	368,352

Property, equipment and leasehold improvements, net	244,091	212,179
Goodwill	79,353	79,353
Intangible asset	14,910	14,910
Other non-current assets, net	15,605	12,205
Total assets	$731,653	$686,999

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$81,719	$74,957
Income taxes payable	8,968	11,024
Current portion of debt obligations	74	130
Accrued expenses and other current liabilities	64,423	57,080
Total current liabilities	155,184	143,191

Debt obligations	2,979	3,048
Deferred taxes	9,860	11,527
Other long-term liabilities	61,798	47,960
Total liabilities	229,821	205,726

Commitments and contingencies

Common stock, par value $0.01, 50,000 shares authorized,
33,033 and 32,107 shares issued, respectively	330	321
Additional paid-in capital	412,456	396,229
Less treasury stock - at cost, 6,448 and 4,625 shares, respectively	(143,515)	(94,828)
Minimum pension liability adjustment	(1,981)	(451)
Retained earnings	234,542	180,002
Stockholders' equity	501,832	481,273
Total liabilities and stockholders' equity	$731,653	$686,999

Stage Stores, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	January 28, 2006	January 28, 2005
Cash flows from operating activities:
Net income	$55,887	$51,388
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	41,519	36,638
Deferred income taxes	(1,006)	4,710
Stock option income tax benefits	4,968	7,593
Amortization of debt issue costs	447	446
Provision for bad debts	-	311
Deferred stock compensation	738	272
Proceeds from sale of proprietary credit card portfolio, net	-	34,764
Construction allowances received from landlords	13,302	3,104
Changes in operating assets and liabilities:
Decrease in accounts receivable and retained interest in receivables sold	-	2,880
Increase in merchandise inventories	(2,077)	(21,901)
(Increase) decrease in other assets	(17,926)	1,679
Increase in accounts payable and other liabilities	10,155	10,510
Total adjustments	50,120	81,006
Net cash provided by operating activities	106,007	132,394

Cash flows from investing activities:
Additions to property, equipment and leasehold improvements	(75,168)	(47,890)
Proceeds from retirements of property, equipment and leasehold improvements	2,018	16
Net cash used in investing activities	(73,150)	(47,874)

Cash flows from financing activities:
Proceeds from (payments on):
Revolving credit facility, net	-	(10,700)
Finance lease obligations	-	1,650
Repurchases of common stock	(48,687)	(61,701)
Debt obligations	(125)	(891)
Exercise of stock options and warrants	10,530	12,844
Payments of cash dividends	(1,347)	-
Net cash used in financing activities	(39,629)	(58,798)

Net increase (decrease) in cash and cash equivalents	(6,772)	25,722
Cash and cash equivalents:
Beginning of period	40,455	14,733
End of period	$33,683	$40,455
Supplemental disclosures:
Interest paid	$2,666	$1,870
Income taxes paid	$30,917	$8,513